EXHIBIT 99.1
MAY 2, 2016
NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

First Guaranty Bancshares, Inc.  Announces First Quarter 2016 Results

Hammond, Louisiana, May 2, 2016 – First Guaranty Bancshares, Inc. (the "Company" or First Guaranty") (NASDAQ: FGBI), the holding company for First Guaranty Bank, announced its unaudited financial results for the quarter ended March 31, 2016.  Total common equity increased to $123.3 million as of March 31, 2016 compared to $118.2 as of December 31, 2015.  The increase in common equity was a result of a $1.9 million increase in retained earnings and an increase in accumulated other comprehensive income.  Book value per share rose to $16.20 as of March 31, 2016 compared to $15.54 as of December 31, 2015.
Alton Lewis, President and CEO commented, "2015 was a year of record earnings and strong progress for First Guaranty.  The first quarter of 2016 indicates that progress in earnings, capital, and shareholder value will continue in 2016."  The operating results for the quarter ending March 31, 2016 exceeded the operating results for the first quarter of 2015.  The final numbers were slightly diminished due to a $230,000 provision which was made to reserve for a possible depository fraud by a bank customer. Full recovery is anticipated; however, the appropriate provision was made.  The results for the quarter, even with that provision, are very close to the results for the first quarter of 2015.  Without the provision, the results for the quarter ending March 31, 2016 exceed the results of quarter ending March 31, 2015.  Net income for first quarter ending March 31, 2016 was $3.2 million compared to $3.3 million as of March 31, 2015.
Strong loan growth continued as the loan portfolio increased $854.8 million as of March 31, 2016 compared to $841.6 million as of December 31, 2015.  The growth in the loan portfolio was predominately driven by our local loan originations.  Syndicated loans declined during the first quarter of 2016 to $101.3 million from $105.9 million as of December 31, 2015.  Total investment securities were $556.8 million as of March 31, 2016 an increase of $10.7 million as of December 31, 2015.  The increase in investment securities was due to the normal seasonal increase in public funds during the first quarter of the year.
Net interest margin as of December 31, 2015 improved to 3.30% compared to 3.20% for the first quarter of 2015.  First Guaranty attributes the improvement in the net interest margin to our continued transition in our assets to higher yielding loans from lower yielding securities and from lowering our time deposit costs.  First Guaranty has been able to maintain an average yield of loans greater than 5% despite the low interest environment.  Loans as a percentage of average earning assets increased to 58% for the first quarter of 2016 from 53% in the first quarter of 2015.
First Guaranty paid quarterly dividends of $0.16 per share in the first quarter of 2016. First Guaranty has paid common dividends for 91 consecutive quarters.  Since 1993, First Guaranty has paid a total of $58.0 million in common dividends to shareholders.
Total deposits were $1.3 billion at March 31, 2016.
The provision for loan losses increased in the first quarter of 2016 to $0.8 million compared to $0.6 million for the first quarter of 2016.
First Guaranty continues to monitor the impact of fluctuations in oil and gas prices on our business.  We had approximately 2.9% of funded and 1.3% of unfunded commitments in our loan portfolio to businesses engaged in support or service activities for oil and gas operations.
Mr. Lewis also commented, "2016 is off to a great start.  We opened a new state-of-the-art branch in Ponchatoula, LA in March.  This branch features Interactive Teller Machines and Universal Bankers to enhance the customer experience.  We look forward to continuing the growth and expansion of First Guaranty as we break ground on another state-of-the-art branch in Bossier City, LA later this month."
About First Guaranty
First Guaranty, a Louisiana-based company, has approximately $1.5 billion in assets as of March 31, 2016 and provides personalized commercial banking services through 21 banking facilities located across Louisiana.  For more information, visit www.fgb.net.
Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents:
Cash and due from banks	$25,600	$36,690
Federal funds sold	221	582
Cash and cash equivalents	25,821	37,272

Interest-earning time deposits with banks	747	997

Investment securities:
Available for sale, at fair value	407,513	376,369
Held to maturity, at cost (estimated fair value of $149,834 and $168,148 respectively)	149,243	169,752
Investment securities	556,756	546,121

Federal Home Loan Bank stock, at cost	1,304	935

Loans, net of unearned income	854,776	841,583
Less: allowance for loan losses	9,415	9,415
Net loans	845,361	832,168

Premises and equipment, net	21,741	22,019
Goodwill	1,999	1,999
Intangible assets, net	1,310	1,394
Other real estate, net	1,226	1,577
Accrued interest receivable	6,325	6,015
Other assets	6,407	9,256
Total Assets	$1,468,997	$1,459,753

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$221,897	$213,203
Interest-bearing demand	417,890	409,209
Savings	86,312	81,448
Time	574,628	592,010
Total deposits	1,300,727	1,295,870

Short-term borrowings	-	1,800
Accrued interest payable	2,282	1,707
Senior long-term debt	25,051	25,824
Junior subordinated debentures	14,605	14,597
Other liabilities	3,029	1,731
Total Liabilities	1,345,694	1,341,529

Shareholders' Equity
Common stock:
$1 par value - authorized 100,600,000 shares; issued 7,609,194 shares	7,609	7,609
Surplus	61,584	61,584
Retained earnings	51,866	49,932
Accumulated other comprehensive income (loss)	2,244	(901)
Total Shareholders' Equity	123,303	118,224
Total Liabilities and Shareholders' Equity	$1,468,997	$1,459,753

See Notes to Consolidated Financial Statements

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended March 31,
(in thousands, except share data)	2016	2015
Interest Income:
Loans (including fees)	$10,801	$10,739
Deposits with other banks	30	20
Securities (including FHLB stock)	3,589	3,345
Total Interest Income	14,420	14,104

Interest Expense:
Demand deposits	614	358
Savings deposits	18	9
Time deposits	1,564	1,843
Borrowings	392	34
Total Interest Expense	2,588	2,244

Net Interest Income	11,832	11,860
Less: Provision for loan losses	843	610
Net Interest Income after Provision for Loan Losses	10,989	11,250

Noninterest Income:
Service charges, commissions and fees	657	646
ATM and debit card fees	444	426
Net gains on securities	354	316
Other	379	354
Total Noninterest Income	1,834	1,742

Noninterest Expense:
Salaries and employee benefits	4,097	4,046
Occupancy and equipment expense	972	983
Other	3,030	2,864
Total Noninterest Expense	8,099	7,893

Income Before Income Taxes	4,724	5,099
Less: Provision for income taxes	1,573	1,705
Net Income	3,151	3,394
Preferred Stock Dividends	-	(99)
Income Available to Common Shareholders	$3,151	$3,295

Per Common Share:
Earnings	$0.41	$0.48
Cash dividends paid	$0.16	$0.15
Book Value	$16.20	$15.42

Weighted Average Common Shares Outstanding	7,609,194	6,920,022

Return on Average Assets	0.86%	0.89%
Return on Average Common Equity	10.46%	12.82%
Net Interest Margin	3.30%	3.20%

FIRST GUARANTY BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED AVERAGE BALANCE SHEETS (unaudited)

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
(in thousands except for %)	Average Balance	Interest	Yield/Rate (5)	Average Balance	Interest	Yield/Rate (5)
Assets
Interest-earning assets:
Interest-earning deposits with banks	$29,339	$30	0.41%	$36,246	$20	0.23%
Securities (including FHLB stock)	576,423	3,589	2.50%	671,821	3,345	2.02%
Federal funds sold	247	-	-%	237	-	-%
Loans held for sale	-	-	-%	-	-	-%
Loans, net of unearned income	835,950	10,801	5.20%	797,138	10,739	5.46%
Total interest-earning assets	1,441,959	$14,420	4.02%	1,505,442	$14,104	3.80%

Noninterest-earning assets:
Cash and due from banks	7,997			8,605
Premises and equipment, net	22,240			19,278
Other assets	4,797			6,128
Total Assets	$1,476,993			$1,539,453

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Demand deposits	$425,283	$614	0.58%	$440,585	$358	0.33%
Savings deposits	84,341	18	0.09%	75,039	9	0.05%
Time deposits	591,981	1,564	1.06%	665,121	1,843	1.12%
Borrowings	41,638	392	3.79%	4,163	34	3.37%
Total interest-bearing liabilities	1,143,243	$2,588	0.91%	1,184,908	$2,244	0.77%

Noninterest-bearing liabilities:
Demand deposits	208,963			205,705
Other	3,588			5,207
Total Liabilities	1,355,794			1,395,820

Shareholders' equity	121,199			143,633
Total Liabilities and Shareholders' Equity	$1,476,993			$1,539,453
Net interest income		$11,832			$11,860

Net interest rate spread (1)			3.11%			3.03%
Net interest-earning assets (2)	$298,716			$320,534
Net interest margin (3), (4)			3.30%			3.20%

Average interest-earning assets to interest-bearing liabilities			126.13%			127.05%

(1)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	The tax adjusted net interest margin was 3.33% and 3.22% for the above periods ended March 31, 2016 and 2015 respectively. A 35% tax rate was used to calculate the effect on securities income from tax exempt securities.
(5)	Annualized.